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As filed with the Securities and Exchange Commission on May 1, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PEREGRINE SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	3611 Valley Centre Drive Fifth Floor San Diego, CA 92130 (858) 481-5000 (Address of principal executive offices)	95-3773312 (I.R.S. Employer Identification Number)

Extricity, Inc. 1996 Stock Option Plan
(Full title of the plan)

Eric P. Deller
Vice President and General Counsel
3611 Valley Centre Drive
Fifth Floor
San Diego, CA 92130
(858) 481-5000
(Name, address, and telephone number of agent for service)

Copy to:
Douglas H. Collom, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value to be issued under the Extricity, Inc. 1996 Stock Option Plan	706,692 shares	$16.72	$11,815,890.24	$2,953.97

TOTAL	706,692 shares	$16.72	$11,815,890.24	$2,953.97

(1)
Estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of computing the amount of the registration fee based on the weighted average exercise price of $16.72 per share covering authorized but unissued shares under the Extricity, Inc. 1996 Stock Option Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    Peregrine Systems, Inc. ("Peregrine") hereby incorporates by reference in this registration statement the following documents:

  (a)
  Peregrine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 filed pursuant to Section 13 of the Securities Exchange Act of 1934.

  (b)
  Peregrine's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000, September 30, 2000 and December 31, 2000 filed with the Commission pursuant to Section 13 of the Exchange Act.

  (c)
  Peregrine's current report on Form 8-K/A, filed with the Commission on May 22, 2000 pursuant to Section 13 of the Exchange Act.

  (d)
  Peregrine's current report on Form 8-K, filed with the Commission on June 29, 2000 pursuant to Section 13 of the Exchange Act (which incorporated certain financial statements, notes and reports in its Registration Statement on Form S-4 (File No. 333-367444)).

  (e)
  Peregrine's two current reports on Form 8-K, filed with the Commission on November 3, 2000 pursuant to Section 13 of the Exchange Act.

  (f)
  Peregrine's current report on Form 8-K, filed with the Commission on November 13, 2000 pursuant to Section 13 of the Exchange Act.

  (g)
  Peregrine's current report on Form 8-K, filed with the Commission on November 14, 2000 pursuant to Section 13 of the Exchange Act.

  (h)
  Peregrine's current report on Form 8-K, filed with the Commission on December 11, 2000 pursuant to Section 13 of the Exchange Act.

  (i)
  Peregrine's current report on Form 8-K, filed with the Commission on March 30, 2001 pursuant to Section 13 of the Exchange Act.

  (j)
  The description of Peregrine's Common Stock contained in its Registration Statement on Form 8-A, filed March 7, 1997 pursuant to Section 12(g) of the Securities Exchange Act of 1934.

    All documents subsequently filed by Peregrine pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

    Article IX of Peregrine's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of Peregrine's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permissible under the General Corporation Law of Delaware.

    Peregrine has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in Peregrine's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Peregrine pursuant to the foregoing provisions, Peregrine has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to legality of securities being registered.
10.33	Extricity, Inc. 1996 Stock Option Plan and form of stock option agreement thereunder.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

Item 9. Undertakings

  (a)
  Rule 415 Offering Peregrine hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  Filings incorporating subsequent Exchange Act documents by reference

    Peregrine hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Peregrine's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Request for acceleration of effective date or filing of registration statement on Form S-8

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Peregrine pursuant to the provisions described in Item 6 hereof, or otherwise, Peregrine has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Peregrine of expenses incurred or paid by a director, officer or controlling person of Peregrine in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Peregrine will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Peregrine has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 30th day of April, 2001.

PEREGRINE SYSTEMS, INC.
By:	/s/ STEPHEN P. GARDNER Stephen P. Gardner Chief Executive Officer and Chairman

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard T. Nelson and Eric P. Deller and each one of them, acting individually and without the other, as his or her attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN P. GARDNER Stephen P. Gardner	Chief Executive Officer (Principal Executive Officer) and Chairman	April 30, 2001
/s/ MATTHEW C. GLESS Matthew C. Gless	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	April 30, 2001
/s/ JOHN J. MOORES John J. Moores	Director	April 30, 2001
/s/ CHRISTOPHER A. COLE Christopher A. Cole	Director	April 30, 2001
/s/ CHARLES E. NOELL III Charles E. Noell III	Director	April 30, 2001

II–4

/s/ THOMAS G. WATROUS, SR. Thomas G. Watrous, Sr.	Director	April 30, 2001
/s/ WILLIAM D. SAVOY William D. Savoy	Director	April 30, 2001
/s/ WILLIAM B. RICHARDSON William B. Richardson	Director	April 30, 2001
/s/ BARRY M. ARIKO Barry M. Ariko	Director	April 30, 2001

II–5

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES